Exhibit 99.2

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Andrew Mathias

Chief Investment Officer

(212) 594-2700

or

Michelle M. LeRoy

Vice President, Investor Relations

(212) 594-2700

SL Green and Sutton Joint Venture Acquires Times Square Retail Property

Partners Also in Agreement to Acquire SoHo Retail/Office Property

New York, NY – December 2, 2005 – SL Green Realty Corp. (NYSE: SLG) in a joint venture with Jeff Sutton has acquired a controlling leasehold interest in 1604 Broadway – a retail property located on a prime corner in Manhattan’s Times Square. In a separate transaction, the partners are acquiring the leasehold interest in 379 West Broadway, a classic office/retail property in New York City’s Cast Iron Historic District.  The latter acquisition is expected to close before the end of 2005.

The two acquisitions reflect the further expansion of SL Green’s retail real estate investment program. The program is designed to acquire undervalued retail opportunities on standalone sites or as part of commercial projects, and represents one of several initiatives to add incremental value to the Company’s core Manhattan office property investment portfolio.

The venture acquired a 90 percent interest in the 41,100-square-foot Times Square building.  The property is subject to a ground lease that was extended from 2019 to 2036 as part of the transaction.  Located at the southeast corner of Broadway and 49th Street, the property offers extensive signage and retail opportunities in the heart of Times Square.

In a second transaction, the partners are acquiring the leasehold interest at 379 West Broadway.  The lease includes an option to acquire the fee interest in 2016.  The five-story, 62,006-square-foot property is fully leased and features frontage along both West Broadway and Wooster Street.  The building’s two retail tenants are Polo Ralph Lauren and Morgan LeFay, and the two largest office tenants are Two Sigma Investments LLC and Sotheby’s International Realty Inc.

The investments in 1604 Broadway and 379 West Broadway represent the latest of several joint ventures by the SL Green/Sutton team. In June 2005, the partners acquired adjoining buildings at 1551 and 1555 Broadway, a retail building at 21 West 34th Street, and a mixed-use property at

141 Fifth Avenue.  All have provided tremendous repositioning opportunities, utilizing SL Green’s financial resources and redevelopment expertise, and the proven retail real estate experience of Mr. Sutton.

SL Green also announced last week the successful recapitalization of the nearby 1515 Broadway – the Times Square tower that is world famous as the home of media giant Viacom Inc.  The recapitalization was based on a property value that had more than doubled in only three years, thanks in part to an aggressive repositioning of its 67,000 square feet of retail space.

SL Green Chief Executive Officer Marc Holliday commented, “These acquisitions reflect SL Green’s continuing commitment to identify and execute on opportunities that will deliver maximum value to our investors. We intend to stay on course in capitalizing our own specific areas of expertise while working with outstanding partners such as Jeff Sutton.”

Andrew Mathias, Chief Investment Officer of SL Green added, “With the investment in 1604 Broadway, we are increasing our already-significant presence in Times Square, one of the world’s great office, entertainment and retail neighborhoods.  1604 Broadway presents the potential to unlock value from an underperforming property given its premier location.  With Jeff Sutton’s and SL Green’s combined resources and expertise, we feel very confident in our ability to make meaningful profits through this retail program.”

He added, “The acquisition of 379 Broadway will establish a beachhead for us as we seek investment opportunities in one of Manhattan’s most exciting retail neighborhoods. We look forward to continuing to join forces with Jeff Sutton on more projects.”

SL Green Realty Corp. Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company owns 28 office properties totaling 18.2 million square feet. SL Green’s retail space ownership totals 173,000 square feet at 5 properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.